For Immediate Release	Exhibit 99.2

Company Contact:
Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com

CirTran Enters Forbearance Agreement, Sets Loan Repayment Schedule

SALT LAKE CITY, Aug. 17, 2009 -- CirTran Corporation (OTCBB: CIRC), a diversified international contract manufacturer of consumer, consumer electronics and IT products, said today it will file Form 8-K with the Securities and Exchange Commission detailing a Forbearance Agreement signed with YA Global Investments of Jersey City, N.J., and setting a loan repayment schedule.

“Projected positive cash flow and increased worldwide sales of the Playboy-branded energy drinks, which are manufactured and distributed by CirTran, will allow us to pro-actively manage our debt and eliminate the possibility of additional shares being sold in the market under the existing convertible debentures if all scheduled payments are made as scheduled,” said Iehab J. Hawatmeh, CirTran’s chairman and president.

The Forbearance Agreement relates to three debentures issued by CirTran to YA Global, formerly Cornell Capital Partners, LP:  on May 26, 2005 for $3,750,000; on December 30, 2005 for $1,500,000, and on August 23, 2006 for $1,500,000.

Mr. Hawatmeh said CirTran made the first scheduled payment of $125,000 to YA Global last week on signing the agreement.  The repayment schedule includes monthly payment commitments by CirTran through July 1, 2010

“CirTran is now in better control of its finances and in better position to reward shareholders for their loyalty,” said Mr. Hawatmeh.  “Moving forward, we will focus on continuing to build our Playboy-branded beverage business worldwide while also seeking to build business for our operations in the U.S. and China.”

About CirTran Corporation
Founded in 1993, CirTran Corporation (www.cirtran.com) has evolved from its roots as a premier international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran’s operations include: CirTran-Asia, a subsidiary with principal offices in ShenZhen, China, which manufactures high-volume electronics, fitness equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce and distribute the Playboy Energy Drink.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.  CirTran disclaims any obligation or intention to update any forward-looking statement.

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